CERTIFICATE OF THIRD AMENDMENT

TO THE CERTIFICATE OF DESIGNATION, PREFERENCES AND RIGHTS OF THE SERIES

A CONVERTIBLE REDEEMABLE PREFERRED STOCK OF

VISCOUNT SYSTEMS, INC.

Pursuant to NRS 78.1955 – After Issuance of Class or Series

I, Dennis Raefield, President and Chief Executive Officer of Viscount Systems Inc., a corporation organized and existing under the laws of the State of Nevada (the “Company”), hereby certify the following:

FIRST:                             The Certificate of Designation, Preferences and Rights of the Series A Convertible Redeemable Preferred Stock (the “A Shares”) was filed with the Secretary of State of the State of Nevada (the “Secretary”) on June 5, 2012 and Certificates of Amendment to the Certificate of Designation, Preferences and Rights of the A Shares were filed by the Company with the Secretary on October 17, 2012 and on March 21, 2014 (collectively, the “Certificate”).

SECOND:                        The board of directors of the Company on January 9, 2015 duly adopted the following resolutions further amending the Certificate:

RESOLVED, that the Certificate be further amended as follows:

1.	Subsection5(g)(i) of the Certificate be deleted in its entirety and replaced with the following:

(i)

Other Events. Notwithstanding anything to the contrary provided in this Certificate or elsewhere, if the Company, for a period expiring on the end of the day February 24, 2019, Eastern Standard Time (the first to occur of (ii) and (iii) immediately following hereof shall be referred to as an “Event”):

THIRD:                            The approval of the holders representing 100% of the issued and outstanding A Shares has been obtained in accordance with NRS 78.1955.

IN WITNESS WHEREOF, the undersigned has executed and subscribed this Certificate and does affirm the foregoing as true this 21st day of January, 2015.

VISCOUNT SYSTEMS, INC.

By: /s/ Dennis Raefield
Name: Dennis Raefield
Title: President and Chief Executive Officer